"Baron Capital, Inc."
Transaction Schedule
From 08-08-02 To 10-07-02

                Source/                                 Exec.
Date            Account ID    Trans     Qty             Price
--------        ----------    -----     ----------      ---------
01-25-02        bcm            sl         10,000        19.8500
03-11-02        bamco          sl        500,000        22.1000
03-18-02        bcm            sl         50,000        22.8500